Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar Dennard Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2017 THIRD QUARTER RESULTS

HUNTSVILLE, TX – December 7, 2016 – Mitcham Industries, Inc. (NASDAQ: MIND) (“the Company”) today announced financial results for its fiscal 2017 third quarter ended October 31, 2016.

Total revenues for the third quarter of fiscal 2017 were $8.1 million compared to $15.7 million in the third quarter of fiscal 2016. Revenues from the Equipment Manufacturing and Sales segment decreased to $5.3 million in the third quarter compared to $10.1 million in the same period last year mainly due to temporary delays in certain product shipments. Revenues from the Equipment Leasing segment were $2.8 million in the third quarter compared to $5.7 million in the same period last year. The Company reported a net loss available to common shareholders of $7.5 million, or $(0.62) per share, in the third quarter of fiscal 2017 compared to a net loss of $5.8 million, or $(0.48) per share, in the third quarter of fiscal 2016. Cash flow from operating activities was approximately $0.6 million in the third quarter of fiscal 2017 compared to approximately $2.2 million in the third quarter of fiscal 2016.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, certain non-recurring contract settlement costs, non-cash costs of lease pool equipment sales, impairment of intangible assets and non-cash foreign exchange gains and losses) for the third quarter of fiscal 2017 was a loss of $0.5 million compared to a gain of $4.6 million in the same period last year. Adjusted EBITDA for the second quarter of fiscal 2017 was a loss of $0.6 million. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Mitcham’s co-Chief Executive Officer, stated, “Although our financial results do not reflect it, we believe that we are seeing signs of improving conditions within both segments of our business. The Equipment Manufacturing and Sales segment generated slightly lower sequential revenues in the third quarter, which was below our expectations. A number of orders that we had anticipated shipping in the third quarter were delayed due a combination of third party suppliers’ inability to provide certain equipment and some internal engineering and manufacturing issues.

“We recently introduced our next generation of sonar products that meet the needs of an increasing number of non-energy customers. As is often the case with new product launches, we did encounter some difficulties and delays that caused us to miss our originally projected shipment schedules for some orders. We believe that all these issues have now been resolved and we have begun to ship the affected orders. Our scope of business in this market is evolving and becoming a larger part of our total business. We are pursuing a number of new opportunities with commercial and military applications, both internationally and in the United States. We anticipate a stronger finish to our fiscal year in this segment driven by scheduled deliveries and improved visibility into oceanographic and hydrographic opportunities going into next fiscal year.

“Our third quarter results reflect some improvement in our leasing business as we begin to slowly emerge from one of the deepest downturns in the industry’s history. Despite the 58% sequential increase over the second quarter of this year, equipment leasing revenue remained weak as land seismic exploration activity continues to be suppressed throughout both hemispheres and significant excess capacity remains in this market.

“The sequential improvement in land leasing revenue over the second quarter of this year was led by some pick-up in activity in Latin America and our continued work in Europe. All other areas made only nominal contributions to our leasing revenues this quarter. Marine leasing activity remained soft during the third quarter due to the ongoing consolidation in the industry and the overall decline in seismic exploration activity.

“Cash flow from operating activities was about $0.6 million for the third quarter and approximately $3.7 million year-to-date. We do anticipate generating positive EBITDA in the fourth quarter of this fiscal year. We reduced our outstanding indebtedness by approximately $0.8 million during the third quarter for a total of approximately $11.8 million so far this fiscal year and anticipate making further reductions in the fourth quarter.

“We expect improvement in our fourth quarter results as compared to the third quarter. The effect of projected shipments, including those delayed from the third quarter will, we believe, result in higher revenues from our Equipment Manufacturing and Sales segment. We also expect marginal improvement in our Leasing segment. As we move into fiscal 2018 we expect continued slow improvement in our leasing business, but see a number of exciting opportunities for our manufacturing business. In fact, recently we were awarded contracts to supply equipment for two new-build vessels in Asia. These projects, which are not related to traditional seismic contractors, total approximately $7.0 million and are scheduled for delivery in fiscal 2018. Overall, our strategic intent going forward is to continue to diversify ourselves away from strict dependence on the oil and gas industry and focus on growing our Equipment and Manufacturing business that presents increasing non-energy opportunities. Our capital structure remains solid, and we believe that it positions us to make the most of the opportunities that are likely to arise from this new strategic direction.”

FISCAL 2017 THIRD QUARTER RESULTS

Total revenues for the third quarter of fiscal 2017 were $8.1 million compared to $15.7 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 87% in the third quarter of fiscal 2017 compared to approximately 93% in last year’s third fiscal quarter. Equipment manufacturing and sales decreased to $5.3 million in the third quarter of fiscal 2017 compared to $10.1 million in last year’s third quarter. The third quarter sales consisted of approximately $2.5 million of Seamap equipment, $2.0 million from Klein (including $0.6 million of intra-segment sales) and $1.4 million by SAP.

Equipment leasing revenues for the third quarter of fiscal 2017, excluding lease pool equipment sales, were $2.6 million compared to $4.3 million in the same period last year. The year-over-year decrease in third quarter equipment leasing revenues was primarily driven by a reduction in exploration activity due to depressed hydrocarbon prices.

Lease pool and other equipment sales were $0.2 million in the third quarter of fiscal 2017, compared to $1.4 million in the third quarter a year ago.

Lease pool depreciation expense in the third quarter of fiscal 2017 decreased to $6.4 million from $7.2 million in the same period a year ago, due to the reduction in lease pool purchases in fiscal 2015 and 2016.

General and administrative expenses increased to $5.0 million in the third quarter of fiscal 2017 versus $4.4 million in the third quarter of fiscal 2016, due to the effect of the Klein acquisition partially offset by the cost reduction efforts implemented during fiscal 2015 and 2016.

CONFERENCE CALL

We have scheduled a conference call for Thursday, December 8 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss our fiscal 2017 third quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through December 22, 2016 and may be accessed by calling (201) 612-7415 and using passcode 13649514#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides equipment to the geophysical, oceanographic and hydrographic industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in Salem, New Hampshire; Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Bogota, Colombia and the United Kingdom. Through its Leasing Segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry. Mitcham’s worldwide Equipment Manufacturing and Sales Segment includes its Seamap business, which designs, manufactures and sells specialized marine seismic equipment and Klein Marine Systems, Inc. which develops, manufactures and sells high performance side scan sonar systems.

Certain statements and information in this press release concerning results for the quarter ended October31, 2016 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31, 2016	January 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$3,232	$3,769
Accounts and contracts receivable, net of allowance for doubtful accounts of $5,192 and $5,821 at October 31, 2016 and January 31, 2016, respectively	11,292	19,775
Inventories, net	12,521	12,944
Prepaid income taxes	1,656	2,523
Prepaid expenses and other current assets	1,808	1,685

Total current assets	30,509	40,696
Seismic equipment lease pool and property and equipment, net	54,192	73,516
Intangible assets, net	9,442	10,466
Goodwill	3,997	4,155
Deferred tax asset	1,206	586
Long-term receivables	4,968	4,972
Other assets	28	368

Total assets	$104,342	$134,759

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,716	$3,543
Current maturities – long-term debt	8,676	3,218
Deferred revenue	178	326
Accrued expenses and other current liabilities	2,094	5,369

Total current liabilities	13,664	12,456
Long-term debt, net of current maturities	—	17,266

Total liabilities	13,664	29,722
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; 328 issued and outstanding	6,975	—
Common stock, $0.01 par value; 20,000 shares authorized; 14,019 shares issued at October 31, 2016 and January 31, 2016	140	140
Additional paid-in capital	121,251	120,664
Treasury stock, at cost (1,929 and 1,928 shares at October 31, 2016 and January 31, 2016, respectively)	(16,858)	(16,854)
Retained earnings (accumulated deficit)	(10,405)	13,188
Accumulated other comprehensive loss	(10,425)	(12,101)

Total shareholders’ equity	90,678	105,037

Total liabilities and shareholders’ equity	$104,342	$134,759

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months
			Ended October 31,
	2016	2015	2016	2015
Revenues:
Equipment leasing	$2,577	$4,271	$7,819	$19,966
Lease pool and other equipment sales	229	1,440	2,439	2,092
Equipment manufacturing and sales	5,251	9,970	18,193	18,319

Total revenues	8,057	15,681	28,451	40,377

Cost of sales:
Direct costs — equipment leasing	739	1,175	2,276	3,593
Direct costs — lease pool depreciation	6,428	7,241	19,976	22,460
Cost of lease pool and other equipment sales	83	470	882	831
Cost of equipment manufacturing and sales	2,944	5,072	10,062	9,803

Total cost of sales	10,194	13,958	33,196	36,687

Gross (loss) profit	(2,137)	1,723	(4,745)	3,690
Operating expenses:
General and administrative	5,039	4,359	15,778	14,219
Provision for doubtful accounts	—	600	—	1,200
Contract Settlement	—	2,142	—	2,142
Depreciation and amortization	558	600	1,857	1,868

Total operating expenses	5,597	7,701	17,635	19,429

Operating loss	(7,734)	(5,978)	(22,380)	(15,739)
Other income (expense):
Interest, net	(111)	(136)	(539)	(523)
Other, net	287	(445)	126	666

Total other income (expense)	176	(581)	(413)	143

Loss before income taxes	(7,558)	(6,559)	(22,793)	(15,596)
Benefit (provision) for income taxes	228	746	(506)	3,698

Net loss	$(7,330)	$(5,813)	$(23,299)	$(11,898)
Preferred stock dividends	(180)	—	(294)	-

Net loss available to common shareholders	$(7,510)	$(5,813)	$(23,593)	$(11,898)

Net loss per common share:
Basic	$(0.62)	$(0.48)	$(1.96)	$(0.99)

Diluted	$(0.62)	$(0.48)	$(1.96)	$(0.99)

Shares used in computing net loss per common share:
Basic	12,075	12,051	12,068	12,035
Diluted	12,075	12,051	12,068	12,035

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months
	Ended October 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(23,299)	$(11,898)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,927	24,432
Stock-based compensation	587	724
Provision for inventory obsolescence	65	134
Provision for doubtful accounts, net of charge offs	—	1,200
Gross profit from sale of lease pool equipment	(1,420)	(1,027)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	(125)
Deferred tax benefit	(582)	(5,285)
Changes in working capital items:
Trade accounts and contracts receivable	10,308	268
Inventories	471	(982)
Prepaid expenses and other current assets	(893)	3,925
Income taxes payable	384	518
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(4,242)	2,547
Foreign exchange gains net of losses	381	(532)

Net cash provided by operating activities	3,687	13,899

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(604)	(2,128)
Purchases of property and equipment	(117)	(227)
Sale of used lease pool equipment	2,256	1,566

Net cash provided by (used in) investing activities	1,535	(789)

Cash flows from financing activities:
Net payments on revolving line of credit	(9,400)	(11,500)
Payments on term loan and other borrowings	(2,414)	(2,413)
Net proceeds from short-term investments	—	182
Net proceeds from preferred stock offering	6,975	—
Preferred stock dividends	(294)	—
Purchase of treasury stock	(2)	(3)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	125

Net cash used in financing activities	(5,135)	(13,609)
Effect of changes in foreign exchange rates on cash and cash equivalents	(624)	(110)

Net change in cash and cash equivalents	(537)	(609)
Cash and cash equivalents, beginning of period	3,769	5,175

Cash and cash equivalents, end of period	$3,232	$4,566

Supplemental cash flow information:
Interest paid	$610	$538
Income taxes paid	$705	$1,405
Purchases of seismic equipment held for lease in accounts payable at end of period	$160	$8

Mitcham Industries, Inc.

Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA

	For the Three Months Ended			For the Nine Months Ended
	October 31,			October 31,
	2016		2015	2016		2015
		(in thousands)			(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss		$(7,330)	$(5,813)		$(23,299)	$(11,898)
Interest expense, net		111	136		539	523
Depreciation and amortization		7,017	7,877		21,927	24,432
(Benefit) provision for income taxes		(228)	(746)		506	(3,698)

EBITDA (1)		(430)	1,454		(327)	9,359
Non-cash foreign exchange losses and (gains)		(288)	429		31	342
Stock-based compensation		154	566		587	1,085
Contract settlement (2)	—		1,781	—		1,781
Cost of lease pool sales		51	358		764	540

Adjusted EBITDA (1)		$(513)	$4,588		$1,055	$13,107

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities		$602	$2,249		$3,687	$13,899
Stock-based compensation		(154)	(566)		(587)	(1,085)
Provision for doubtful accounts	—		(600)	—		(1,200)
Provision for inventory obsolescence		(22)	(44)		(65)	(134)
Changes in trade accounts, contracts and notes receivable		(1,539)	5,070		(10,308)	(268)
Interest paid		106	141		610	538
Taxes paid, net of refunds		176	202		705	1,405
Gross profit from sale of lease pool equipment		(36)	811		1,420	1,027
Changes in inventory		(290)	(2,367)		(471)	982
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue		228	(3,208)		4,242	(2,547)
Changes in prepaid expenses and other current assets		220	(33)		893	(3,925)
Foreign exchange gains net of losses		196	(488)		(381)	532
Other		83	287		(72)	135

EBITDA (1)		$(430)	$1,454		$(327)	$9,359

(1)	EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales, certain non-recurring contract settlement costs, impairment of intangible assets and stock-based compensation. This definition of Adjusted EBITDA is consistent with the definition in the Credit Agreement. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The Credit Agreement contains financial covenants based on EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

(2)	Non-recurring contract settlement costs of approximately $2.1 million include approximately $1.8 million of deferred cash payments and approximately $300,000 of stock based compensation.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	October 31,			July 31,
	2016		2015	2016		2015
		(in thousands)				(in thousands)
Revenues:
Equipment Leasing		$2,806	$5,711		$10,258	$22,058
Equipment Manufacturing and Sales		5,251	10,127		18,229	18,589
Inter-segment sales	—		(157)		(36)	(270)

Total revenues		8,057	15,681		28,451	40,377

Cost of sales:
Equipment Leasing		7,249	8,918		23,134	26,981
Equipment Manufacturing and Sales		2,887	5,123		10,062	9,948
Inter-segment costs		58	(83)	—		(242)

Total cost of sales		10,194	13,958		33,196	36,687

Gross (loss) profit		(2,137)	1,723		(4,745)	3,690
Operating expenses:
General and administrative		5,039	4,359		15,778	14,219
Provision for doubtful accounts	—		600	—		1,200
Contract settlement	—		2,142	—		2,142
Depreciation and amortization		558	600		1,857	1,868

Total operating expenses		5,597	7,701		17,635	19,429

Operating loss		$(7,734)	$(5,978)	$(22,380)		$(15,739)

Equipment Leasing Segment:

Revenue:
Equipment leasing	$2,577	$4,271	$7,819	$19,966
Lease pool equipment sales	87	1,167	2,256	1,566
Other equipment sales	142	273	183	526

	2,806	5,711	10,258	22,058
Cost of sales:
Direct costs-equipment leasing	739	1,175	2,276	3,593
Lease pool depreciation	6,428	7,273	19,976	22,557
Cost of lease pool equipment sales	51	358	764	540
Cost of other equipment sales	31	112	118	291

	7,249	8,918	23,134	26,981

Gross loss	$(4,443)	$(3,207)	$(12,876)	$(4,923)

Equipment Manufacturing and Sales Segment:

Revenues:
Seamap	$2,536	$9,976	$9,662	$17,364
Klein	1,999	—	6,462	—
SAP	1,440	151	3,253	1,225
Intra-segment sales	(724)	—	(1,148)	—

	5,251	10,127	18,229	18,589
Cost of sales:
Seamap	1,061	5,020	4,501	9,035
Klein	1,468	—	4,330	—
SAP	1,140	103	2,436	912
Intra-segment sales	(782)	—	(1,205)	—

	2,887	5,123	10,062	9,947

Gross profit	$2,364	$5,004	$8,167	$8,642

Gross profit margin	45%	49%	45%	46%